Exhibit 21.1

Subsidiaries of MJ Holdings, Inc.

Prescott Management, LLC

Icon Management, LLC

Farm Road, LLC

Condo Highrise Management, LLC

Red Earth Holdings, LLC

Red Earth, LLC

HDGLV, LLC

Alternative Hospitality, Inc.

MJ International Research Company Limited